Exhibit 99.1
CONTACT:	S. Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

CFNB Receives NASDAQ Delisting Notice Due to Delinquent Filing

IRVINE, CALIFORNIA, May 26, 2006 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced that on May 23, 2006 it received a notice from the staff of The Nasdaq Stock Market stating that CalFirst Bancorp is not in compliance with Marketplace Rule 4310(c)(14) because it has not timely filed its Form 10-Q for the period ended March 31, 2006 (the "March 31, 2006 Form 10-Q"). The notice states that due to such noncompliance, CFNB's common stock will be subject to delisting. CFNB submitted a request for a hearing before a Nasdaq Listing Qualifications Panel (the "Panel") today to appeal the Nasdaq staff's determination. The hearing request will automatically stay the delisting of CFNB's common stock pending the outcome of the Panel's decision. There can be no assurance, however, that the Panel will grant CFNB's request for continued listing, or that CFNB's common stock will not be delisted. Until compliance with NASDAQ's Marketplace Rules is re-established, the trading symbol for CalFirst Bancorp may be changed from "CFNB" to "CFNBE" by the Nasdaq Stock Market.

The Company previously disclosed in the Notification of Late Filing on Form 12b-25 filed on May 16, 2006 with the Securities and Exchange Commission the reasons for the delay in filing the March 31, 2006 Form 10-Q. On May 22, 2006, the Audit Committee of the Board of Directors dismissed PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered public accounting firm, effective immediately, and on May 23, 2006 engaged Vavrinek, Trine, Day & Co., LLP ("VTD") as the Company's new independent registered public accounting firm. In a current Report on Form 8-K dated May 26, 2006, the Company reported the change in accounting firms, advice from PwC that its position with respect to accounting for lease extensions as sales-type leases differs from the Company's historical method and updated its disclosure regarding the ongoing review and analysis of accounting matters. Management and the Audit Committee are committed to working with VTD as expeditiously as possible to resolve the issues and enable the Company to file the report on Form 10-Q for March 31, 2006 as soon as possible, and, as appropriate, file any amended periodic reports relating to prior periods.

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances computer networks and other high technology assets through a centralized marketing program designed to offer cost-effective leasing alternatives. California First National Bank ("CalFirst Bank") is a FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and will lease capital assets to businesses and organizations and provide business loans to fund the purchase of assets leased by third parties.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. The statements in this press release that are not strictly historical in nature constitute "forward-looking statements." Such statements include, but are not limited to statements relating to the potential delisting of CFNB's common stock and the timing of filing of the March 31, 2006 Form 10-Q or the filing of amendments to any previously issued financial statements, expectations regarding, and the expected materiality of the results of the Company's review of certain accounting issues. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements. Such risks include the risk that the final determination regarding the accounting for lease extensions could result in a different outcome than currently anticipated by the Company and a material change to the Company's previously reported results. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2005 Annual Report on Form 10-K and the 2006 quarterly reports on Form 10-Q.